Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is being entered into as of March 18, 2016 by Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Inna Berkovich (the “Executive”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Executive has been employed by the Company pursuant to an employment and non-competition agreement, dated June 18, 2012 (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company terminated effective February 16, 2016 (the “Separation Date”); and

WHEREAS, the Executive and the Company wish to resolve all matters related to her employment with the Company on the terms and conditions expressed in this Agreement, including the release provisions (the “Release Agreement”) set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1. Last Day of Employment.

(a) The Executive’s employment with the Company as its Chief Information Officer terminated as of the Separation Date, and all agreements and employment arrangements between the Executive and the Company or any parent, subsidiary or affiliate thereof (collectively, the “Company Group”) terminated effective as of the Separation Date. The Parties agree that all of their rights and obligations under the Employment Agreement continued through the Separation Date, and upon such date, the Employment Agreement terminated except as otherwise provided herein.

(b) For the avoidance of doubt, the Executive’s separation from employment pursuant to this Agreement shall be considered a termination without “Reasonable Cause,” as such term is defined in Section 6(a) of the Employment Agreement and in accordance with Section 6(c) of the Employment Agreement.

(c) In addition, effective as of the Separation Date, the Parties agree that the Executive resigned as a fiduciary of any of the Company Group’s employee benefit plans and from all other positions held by her within the Company Group. The Executive shall execute and deliver to the Company any requested resignation letters documenting her resignation from such positions.

2. Payments; Benefits.

(a) Severance Amount. Conditioned upon the Executive’s strict compliance with the post-employment restrictions described in Sections 4 through 7 and provided that the Executive timely executes and does not revoke this Agreement, including Exhibit A hereto, the Company shall pay to the Executive the following amounts, less all applicable taxes and withholdings ((i), (ii) and (iii) collectively, the “Severance Amount”):

(i) Severance payments in the aggregate amount of $256,666.67, which represents 8/12 multiplied by the sum of (A) plus (B), where (A) is the Executive’s base salary of $275,000 and (B) is the Executive’s target annual bonus for 2016 of $110,000;

(ii) $48,250, representing the annual bonus the Executive would have received pursuant to the Company’s 2015 annual bonus plan had her employment not been terminated; and $13,750, representing a portion of the target annual bonus that the Executive would have been entitled to receive pursuant to the Company’s 2016 annual bonus plan had her employment not been terminated (prorated for the amount of time that the Executive was employed by the Company in 2016); and

(iii) To the extent that the Executive was participating in the Company’s group health insurance program immediately prior to the Separation Date, and provided that the Executive timely elects and remains eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, a cash amount equal to the portion of the premiums for such coverage that the Company was paying on the Executive’s behalf immediately prior to the Separation Date, for the shorter of (A) eight (8) months from the Separation Date or (B) the period during which the Executive remains eligible for such coverage. The Company’s obligation to pay the amount in this Section 2(a)(iii) shall end immediately as of the date on which the Executive becomes eligible for coverage under the group insurance plans of another entity.

The Severance Amount shall be payable in equal installments on each of the Company’s regularly scheduled payroll dates over the eight (8) months following the termination of the Executive’s employment. Payment of the Severance Amount will commence on the first payroll date following the Separation Date; provided, however, that any payment due before the Release Agreement Effective Date (as defined in the Release Agreement) will be accumulated and paid (subject to the applicable conditions) on the first regularly scheduled payroll date after the Release Agreement Effective Date, along with the installment of the Severance Amount for such date.

(b) Additional Obligations. Whether or not the Executive timely executes and does not revoke this Agreement, the Company shall pay to the Executive the following amounts: (i) any accrued and unpaid base salary for any period prior to the Separation Date, less all applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices; and (ii) any accrued but unpaid benefits for any period prior to the Separation Date, pursuant to Section 5 of the Employment Agreement.

(c) No Other Benefits. Except as provided in this Agreement, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of her employment or the termination thereof. In addition, for the avoidance of

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doubt, and notwithstanding anything in this Agreement to the contrary, the benefits described in Section 5 of the Employment Agreement shall terminate as of the Separation Date without any further action by the Executive, and the Company shall no longer have any obligations with respect to such benefits.

(d) Tax Withholding. All payments made by the Company to the Executive hereunder shall be subject to all applicable withholding deductions.

3. Execution of Agreement and Release Agreement. The Executive understands and agrees that she will not receive the Severance Amount described in Section 2(a) above unless: (a) the Executive timely signs this Agreement, (b) following the Separation Date, the Executive signs and does not timely revoke or rescind the Release Agreement and (c) the Executive complies with the promises made by her in this Agreement, the Release Agreement and the Employment Agreement.

4. Non-Competition; Non-Solicitation. Prior to the Separation Date and for one (1) year following the Separation Date (the “Restrictive Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, either on her own behalf or on behalf of any other person or entity whom she may manage, control, participate in, consult with, render services for or be employed or associated, compete with the Business (as hereinafter defined) in any of the following described manners:

(a) Engage in, assist or have any interest in, as principal, consultant, advisor, agent, financier or employee, any business entity which is, or which is about to become engaged in, providing goods or services in competition with the Company Group within a geographic radius of thirty (30) miles from any Company Group branch office;

(b) Solicit or accept any business (or help any other person solicit or accept any business) from any person or entity which on the effective date of the Employment Agreement was a customer of the Company Group or which during the term of the Executive’s employment became a customer of the Company Group;

(c) Induce or attempt to induce any employee of the Company Group to terminate such employee’s relationship with the Company Group or in any way interfere with the relationship between the Company Group and any employee thereof; or

(d) Induce or attempt to induce any customer, referral source, supplier, vendor, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, referral source, supplier, vendor, licensee or business relation, on the one hand, and the Company Group, on the other hand.

For purposes hereof, the term “Business” means the business of providing home care services of the type and nature that the Company Group then performed and/or any other business activity in which the Company Group then performed or program or service then under active development proposed to be performed and/or any other business activity in which the Company Group became engaged in on or after the effective date of the Employment Agreement while the Executive was employed by the Company.

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Notwithstanding the foregoing provisions, nothing herein shall prohibit the Executive from owning 1% or less of any securities of a competitor, if such securities are listed on a nationally recognized securities exchange or traded over-the-counter. If, at the time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court.

5. Non-Disclosure. The Executive recognizes and acknowledges that, during the course of her employment with the Company, she had access to certain confidential and proprietary information of the Company Group, including, but not limited to, trade secrets and other proprietary commercial information, and that such information constitutes valuable, special and unique property of the Company Group. The Executive agrees that she will not, for any reason or purpose whatsoever, except as required by law, disclose any of such confidential information to any person, entity or governmental authority without express authorization of the Company. The Executive further agrees that she shall not, at any time, without the express prior written consent of the Company, directly or indirectly, in any capacity whatsoever, either on her own behalf or on behalf of any other person or entity that she manages, controls, participates in, consults with, renders services for or is employed by or associated with, disclose or use, except when necessary to further the interests of the Business, any Trade Secret (as hereafter defined) of the Company Group, whether such Trade Secret is in the Executive’s memory or embodied in writing or other physical form. For purposes of this Agreement, “Trade Secret” means any information, not generally known to, and not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, (a) trade secrets, (b) information concerning the business or affairs of the Company Group, including its products or services, fees, costs, and pricing structures, charts, manuals and documentation, databases, accounting and business models, designs, analyses, drawings, photographs and reports, computer software, copyrightable works, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, sales records and other proprietary commercial information; (c) information concerning actual and prospective clients and customers of the Company Group, including client and customer lists and other compilations; and (d) information concerning employees, contractors and vendors of the Company Group, including personal information and information concerning the compensation or other terms of employment of such individuals. “Trade Secret,” however, shall not include general “know-how” information acquired by the Executive during the course of her employment which could have been obtained by her from public sources without the expenditure of significant time, effort and expense.

6. Non-Disparagement. The Executive agrees that, prior to the Separation Date and during the Restrictive Period, she will not make any statement, either in writing or orally, that is communicated publicly or is reasonably likely to be communicated publicly, and that is reasonably likely to disparage or otherwise harm the business or reputation of the Company Group, or the reputation of any of its current or former directors, officers, employees or stockholders.

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7. Return of Documents and Other Property. Upon the Separation Date, the Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of the Company Group within the Executive’s possession or under her control.

8. Remedies for Breach. In the event of a breach or threat of a breach of the provisions of Sections 4, 5 or 6, the Executive hereby acknowledges that such breach or threat of a breach will cause the Company to suffer irreparable harm and that the Company shall be entitled to an injunction restraining the Executive from breaching such provisions; but the foregoing shall not be construed as prohibiting the Company from having available to it to any other remedy, either at law or in equity, for such breach or threatened breach, including, but not limited to, the immediate cessation of any remaining Severance Pay and benefits pursuant to Section 2 and the recovery of damages from the Executive and the notification of any employer or prospective employer of the Executive as to the terms and conditions hereof (without limiting or affecting the Executive’s obligations under Sections 4, 5, or 6).

9. Acknowledgment. The Executive acknowledges that, during the course of her employment with the Company, she was directly and materially involved as a senior executive in all important policy and operational decisions of the Company Group. The Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between the Company and the Executive, each being fully informed of all relevant facts. Accordingly, the Executive acknowledges that the foregoing restrictions of Sections 4, 5, or 6 are fair and reasonable, are minimally necessary to protect the Company Group, its stockholders and the public from the unfair competition of the Executive who, as a result of her employment with the Company, had access to the most confidential and important information of the Company Group, its Business and future plans. The Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by her from enforcement of the covenants contained herein and that she will be able to earn a reasonable livelihood following termination of her employment notwithstanding enforcement of the covenants contained herein.

10. Right of Set-Off. In the event of a breach by the Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days’ prior written notice to the Executive, to set-off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Company Group to the Executive against any and all of the obligations of the Executive now or hereafter existing.

11. Confidentiality of Terms. The Executive agrees that it is a material condition of this Agreement that the Executive shall keep the terms of this Agreement, and the negotiations related thereto, strictly and completely confidential and that the Executive will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by securities law, applicable law, or compulsory process; provided, however, that the Executive may disclose the terms of this Agreement to her immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction.

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12. Amendment. The Executive understands and agrees that this Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

13. Entire Agreement; Waiver. The Executive understands and agrees that this Agreement, including Exhibit A hereto, sets forth the entire agreement between the Executive and the Company concerning the subject matter herein, and that it fully supersedes any prior rights or obligation of the Company to her, including, but not limited to, rights and obligations set forth in the Employment Agreement, as well as any other agreements between the Executive and the Company, other than any provisions in the Employment Agreement and any other agreements relating to inventions and intellectual property, the provisions of which the Executive acknowledges are designed to survive the termination of her employment with Company. The Executive acknowledges and affirms that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement, except for those that are set forth in this Agreement, including Exhibit A hereto. One or more waivers of a breach of any covenant, term or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

14. Code Section 409A. This Agreement and the payments made pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as short-term deferrals or under the two (2) times separation pay exception or, in the alternative, to comply with Code Section 409A, and shall be interpreted, construed and administered in accordance therewith. For purposes of Code Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. To the extent that any portion of any payment hereunder is not exempt from the application of Code Section 409A and the Executive is a “specified employee” within the meaning thereof, it may be subject to a six (6) month delay in payment following the Executive’s “separation from service” if and to the extent required under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive as a result of this Agreement failing to comply with Code Section 409A.

15. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without giving effect to any choice of law rules or other conflicting provision of rule that would cause the laws of any other jurisdiction to be applied.

16. Waiver of Jury Trial; Jurisdiction and Venue. Each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement. All judicial proceedings brought by or against any Party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the Northern District of Illinois or in the state courts of the State of Illinois, as applicable. Each Party hereby irrevocably accepts generally and unconditionally the exclusive jurisdiction and venue of such courts.

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17. Miscellaneous. This Agreement may be signed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date first set forth above.

ADDUS HEALTHCARE INC. (“Company”)

By:	/s/ R. Dirk Allison

Name:	R. Dirk Allison

Its:	President and Chief Executive Officer

INNA BERKOVICH (“Executive”)

/s/ Inna Berkovich

[Signature Page to Separation Agreement]

EXHIBIT A TO THE SEPARATION AGREEMENT

RELEASE AGREEMENT

In consideration of the promises contained herein and in the Separation Agreement entered into by the parties on March 18, 2016 (the “Agreement”), Addus HealthCare, Inc., an Illinois corporation (the “Company”), and Inna Berkovich (“you”) hereby enter into this release agreement (the “Release Agreement”) as of the dates set forth on the signature page hereto.

WHEREAS, the Company and you entered into the Agreement, which includes this Release Agreement as an exhibit thereto; and

WHEREAS, the Company’s obligation to pay you the amounts described in Section 2(a) of the Agreement is conditioned on your execution and non-revocation of this Release Agreement.

NOW THEREFORE, you hereby agree to the following:

1. General Release of Claims. In consideration for the amounts described in Section 2(a) of the Agreement, which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company and its parents, affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Release Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, your other service provided to the Company and its affiliates, separation from employment and service with the Company, or your treatment by the Company while in service with and in the employ of the Company or a subsidiary thereof, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(a) salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(b) discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status,

pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including, but not limited to, The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(c) discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(d) breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;

(e) defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(f) any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;

(g) any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;

(h) any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;

(i) any violation of the Family and Medical Leave Act;

(j) any violation of the Illinois Human Rights Act, 775 I.L.C.S. §5/1-101 et seq., the Illinois Wage Payment and Collection Law, 820 I.L.C.S. §110/1 et seq., the Illinois Minimum Wage Law, 820 I.L.C.S. §105/1 et seq., the Cook County Human Rights Ordinance, Cook County Code, §42-30 et seq. (if applicable), the Chicago Human Rights Ordinance, Chicago Code, §2-160-010 et seq. (if applicable), or any comparable federal, state or local law and any violation of any comparable statute, regulation, or law of any country or nation;

(k) costs, fees, or other expenses, including attorneys’ fees; and

(l) any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, whether under U.S. law, state law or the law of another nation, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 1 are: (i) any Claims or rights to enforce this Release Agreement or the Agreement against the Company, (ii) Claims arising after the date you sign this Release Agreement, and (iii) any Claims that you cannot lawfully release. Notwithstanding anything to the contrary contained herein, including in Section 2 below, also excluded from the release set forth in this Section 1 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in the Agreement or this Release Agreement shall (x) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (y) require notification or prior approval by the Company of any reporting described in clause (x).

2. Additional Agreements by Employee.

(a) BY SIGNING THIS RELEASE AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 1. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 1 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Release Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys’ fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 2 does not limit your right to challenge the validity of this Release Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section 2 also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Release Agreement be found to be invalid as to the release of claims under the ADEA.

(b) You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c) You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Release Agreement. You understand and agree that this Release Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d) You agree that you will reasonably cooperate with the Company, its parents, subsidiaries or affiliates with respect to matters or issues which took place or arose during your tenure with the Company, specifically including, without limitation, any attorney retained by any of them, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation. The parties acknowledge and agree that such reasonable cooperation may include, but shall not be limited to, your making yourself available for meetings, interviews, depositions, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in your possession or under your control relating to any such internal investigation or judicial, administrative or regulatory matter, proceeding or investigation, provided that any such meetings, interviews, depositions, statements or testimony do not unduly interfere with your work schedule, or other post- Company duties. The Company shall pay (or reimburse, if already paid by you) all reasonable, out-of-pocket expenses actually incurred in connection with your cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by you if you reasonably determine in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent you in connection with such action, suit or proceeding due to actual conflicts of interests. You represent and warrant that you have and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including, without limitation, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which you were involved or had knowledge in connection with your employment with the Company.

(e) You agree to cooperate with Company and take all necessary steps to effectuate this Release Agreement, each of its terms and the intent of the parties.

3. Affirmations. In signing this Release Agreement, you are affirming that:

(a) Other than as described in Section 2(b) of the Agreement, you have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b) Other than as described in Section 2 of the Agreement, you are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c) You have no known workplace injuries or occupational diseases;

(d) You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Release Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

(e) You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law;

(f) On or about your last day of employment, the Company provided you with timely and adequate notice of your right to continue group insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (unless such notice was not required to be given because, on the day before termination, you did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(g) You acknowledge and agree that if you breach the provisions of this Release Agreement or the Agreement (including, but not limited to, Sections 4, 5, and/or 6 of the Agreement), that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Severance Amount (as defined in the Agreement), other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you breach this Release Agreement or the Agreement, the Company shall have the right, without waiving any other remedies in law or equity, to cease any further payments of the Severance Amount. Notwithstanding such cessation of payments, all of your obligations hereunder shall be continuing and enforceable including, but not limited to, your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

4. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without giving effect to any choice of law rules or other conflicting provision of rule that would cause the laws of any other jurisdiction to be applied.

5. Waiver of Jury Trial; Jurisdiction and Venue. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement. All judicial proceedings brought by or against any Party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the Northern District of Illinois or in the state courts of the State of Illinois, as applicable. Each party hereby irrevocably accepts generally and unconditionally the exclusive jurisdiction and venue of such courts.

6. Amendment. You understand and agree that this Release Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release Agreement.

7. Right to Consider, Rescind and Revoke Acceptance. This Release Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. In signing this Release Agreement, you understand and agree that:

(a) You are specifically advised to consult with an attorney of your own choosing before you sign this Release Agreement, as it waives and releases rights you have or may have under federal, state and local law, including, but not limited to, the ADEA. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Release Agreement, and the Company will bear all fees incurred by it.

(b) You will have up to twenty-one (21) calendar days from the Separation Date (as defined in the Agreement), which deadline the Company has agreed to extend to

March 18, 2016, to decide whether to accept and sign this Release Agreement. In the event you do sign this Release Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Release Agreement Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Addus HealthCare, Inc.

2300 Warrenville Road

Downers Grove, Illinois 60515

Attention: General Counsel

You acknowledge that if you do not accept this Release Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Agreement, you shall receive none of the Severance Amount provided for in the Agreement and this Release Agreement and the Agreement shall be null and void, having have no further force or effect, and that this Release Agreement and the Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Release Agreement is not revoked in the time period set forth above, you shall have forever waived your right to revoke this Release Agreement, and it shall thereafter have full force and effect as of the Release Agreement Effective Date. For the avoidance of doubt, this Release Agreement must be executed and not revoked by you no later than thirty (30) days after the Separation Date.

(c) Any and all questions regarding the terms of this Release Agreement have been asked and answered to your complete satisfaction.

(d) You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e) You are entering into this Release Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f) Any modifications of or revisions to this Release Agreement do not restart the consideration period, described in paragraph (b) of this Section 7.

(g) You understand that the releases contained in this Release Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Release Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Release Agreement as of the dates set forth below.

ADDUS HEALTHCARE, INC. (“Company”)

By:	/s/ R. Dirk Allison

Name:	R. Dirk Allison

Its:	President and Chief Executive Officer

Date:	March 23, 2016

I have decided to accept this Release Agreement, to fulfill the promises I have made in the Agreement and in this Release Agreement, and to receive the Severance Amount described in Section 2 of the Agreement. I hereby freely and voluntarily assent to all the terms and conditions in this Release Agreement and reaffirm my obligations under the Agreement. I understand that this Release Agreement will become a binding agreement between the Company and me as of the eighth (8th) day after I sign it, and I am signing this Release Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 1 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

/s/ Inna Berkovich	Date:	3/18/16
Inna Berkovich